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                                                                   EXHIBIT 10.04


                 INTERNATIONAL FOREIGN EXCHANGE MASTER AGREEMENT
                               WITH MARGIN ACCOUNT

        MASTER AGREEMENT dated as of March 27, 2000, by and between Campbell Asset Allocation Trust, a Delaware business trust (the "Customer") and ABN AMRO Bank N.V., Chicago Branch, a Netherlands public company with limited liability (the "Bank"). The Bank and the Customer are collectively referred to herein as the "Parties" and each may be referred to separately as a "Party".

SECTION 1. DEFINITIONS

        Unless otherwise required by the context, the following terms shall have the following meanings in the Agreement:

        "Advisor" shall mean Campbell & Company, Inc.

        "Adjusted Collateral Value" has the meaning given to it in Section 4.2.

        "Agreement" has the meaning given to it in Section 2.2.

        "Bank's Custodian" shall mean LaSalle National Bank.

        "Base Currency" means, as to a Party, the Currency agreed to as such in relation to it in Part VII of the Schedule hereto.

        "Base Currency Rate" means, as to a Party and any amount, the cost (expressed as a percentage rate per annum) at which that Party would be able to fund that amount from such sources and for such periods as it may in its reasonable discretion from time to time decide, as determined in good faith by it.

        "Business Day" means (i) a day which is a Local Banking Day for the applicable Designated Office of both Parties, or (ii) solely in relation to delivery of a Currency, a day which is a Local Banking Day in relation to that Currency.

        "Close-Out Amount" has the meaning given to it in Section 6.1.

        "Close-Out Date" means a day or days on which, pursuant to the provisions of Section 6.1, the Non-Defaulting Party closes out and liquidates Currency Obligations or such a close-out and liquidation occurs automatically.

        "Closing Gain" means, as to the Non-Defaulting Party, the difference described as such in relation to a particular Value Date under the provisions of
Section 6.1.

        "Closing Loss" means, as to the Non-Defaulting Party, the difference described as such in relation to a particular Value Date under the provisions of
Section 6.1.

        "Collateral" means the items specified as such in Part XII of the Schedule.



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        "Collateral Value" means, at the time of any valuation, the sum of the
Collateral Value (as specified in Part XII of the Schedule) of the Collateral delivered by the Customer to the Bank hereunder.

        "Confirmation" means a writing (including telex, facsimile or other electronic means from which it is possible to produce a hard copy) evidencing an FX Transaction governed by the Agreement. All Confirmations relating to FX Transactions shall specify (i) the Parties thereto and their Designated Offices through which they are respectively acting, (ii) the amounts of the Currencies being bought or sold and by which Party, (iii) the Value Date, and (iv) any other term generally included in such a writing in accordance with the practice of the relevant foreign exchange market.

        "Credit Support Document" has the meaning set forth in Part X of the Schedule.

        "Credit Support Provider" means, with respect to a Party, the Credit Support Provider specified as such in Part X of the Schedule.

        "Currency" means money denominated in the lawful currency of any country or the ECU (European Currency Unit).

        "Currency Obligation" means any obligation of a Party to deliver Currency pursuant to an FX Transaction governed by the Agreement, or pursuant to the application of Sections 3.3(a) or 3.3(b).

        "Custodian" has the meaning given to it in the definition of Event of Default.

        "Customer's Data Sheet" means any written information about the Customer that is furnished by the Customer to the Bank.

        "Defaulting Party" has the meaning given to it in the definition of Event of Default.

        "Deliver" means, with respect to any Collateral, and in accordance with the instructions of the Bank or the Customer, as applicable:

  in the case of cash, payment or delivery by wire transfer of immediately available funds to one or more bank accounts specified by the recipient;

  in the case of certificated securities that cannot be transferred by book-entry, delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;

  in the case of securities that can be transferred by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient.

        "Designated Office(s)" means, as to a Party, the Office(s) specified in
Part II of the Schedule hereto, as such Schedule may be modified from time to time by agreement of the Parties.

        "Dollar Equivalent" of an amount of Currency at any time is (a) if such Currency is U.S. Dollars, such amount, and (b) in the case of any other Currency, the amount of U.S. Dollars which could be purchased at the Market Rate prevailing at such time against delivery of such Currency on a specified date.

        "Effective Date" means the date of this Master Agreement.

        "Event of Default" means the occurrence of any of the following with respect to a Party or, as applicable, to the Credit Support Provider of a Party (the "Defaulting Party", the other Party being the "Non-Defaulting Party"):


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        (i) the Defaulting Party shall default in any payment under the
Agreement to the Non-Defaulting Party with respect to any sum when due under any Currency Obligation or pursuant to the Agreement, and such failure shall continue for two (2) Business Days after written notice of non-payment given by the NonDefaulting Party to the Defaulting Party;

        (ii) the Defaulting Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other similar relief with respect to itself or to its debts under any bankruptcy, insolvency or similar law, or seeking the appointment of a trustee, receiver, liquidator, conservator, administrator, custodian or other similar official (each, a "Custodian") of it or any substantial part of its assets, or shall take any corporate action to authorize any of the foregoing;

        (iii) an involuntary case or other proceeding shall be commenced against the Defaulting Party seeking liquidation, reorganization or other similar relief with respect to it or its debts under any bankruptcy, insolvency or similar law or seeking the appointment of a Custodian of it or any substantial part of its assets, and such involuntary case or other proceeding is not dismissed within rive (5) days of its institution or presentation;

        (iv) the Defaulting Party is bankrupt or insolvent, as defined under any bankruptcy or insolvency law applicable to such Party;

        (v) the Defaulting Party shall otherwise be unable to pay its debts as they become due;

        (vi) the Defaulting Party or any Custodian acting on behalf of the Defaulting Party shall disaffirm, disclaim, or repudiate any Currency Obligation;

        (vii) (a) any representation or warranty made or deemed made by the Defaulting Party pursuant to the Agreement or pursuant to any Credit Support Document shall prove to have been false or misleading in any material respect as at the time it was made or deemed made and one (1) Business Day has elapsed after the Non-Defaulting Party has given the Defaulting Party written notice thereof, or (b) the Defaulting Party fails to perform or comply with any obligation assumed by it under the Agreement (other than an obligation to make payment of the kind referred to in clause (i) of this definition of Event of Default), and such failure is continuing thirty (30) days after the Non-Defaulting Party has given the Defaulting Party WRITTEN NOTICE thereof;

        (viii) the Defaulting Party consolidates or amalgamates with or merges into or transfers all or substantially all its assets to another entity and (a) the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of the Defaulting Party prior to such action, or (b) at the time of such consolidation, amalgamation, merger or transfer the resulting, surviving or transferee entity fails to assume all the obligations of the Defaulting Party under the Agreement by operation of law or pursuant to an agreement satisfactory to the Non-Defaulting Party;

        (ix) by reason of any default, or event of default or other similar condition or event, any Specified Indebtedness of the Customer or any Credit Support Provider in relation to it: (a) is not paid on the due date therefor and remains unpaid after any applicable grace period has elapsed, or (b) becomes, or becomes capable at any time of being declared, due and payable under agreements or instruments evidencing such Specified Indebtedness before it would otherwise have been due and payable;

        (x) the Defaulting Party is in breach of or default under any Specified Transaction and any applicable grace period has elapsed, and there occurs any liquidation or early termination of, or acceleration of obligations under that Specified Transaction, or the Defaulting Party (or any Custodian on its behalf) disaffirms, disclaims or repudiates the whole or any part of a Specified Transaction;

        (xi) (a) any Credit Support Provider in relation to the Defaulting Party or the Defaulting Party itself fails to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with the applicable Credit Support Document and such failure is continuing after any applicable grace period has elapsed; (b) any Credit Support Document relating to the Defaulting Party expires or ceases to be in full force and effect prior to the satisfaction of all obligations of the Defaulting Party under the Agreement, unless otherwise agreed in writing by the Non-Defaulting Party or unless such Credit Support Document remains in effect with respect to such obligations; (c) the Defaulting Party or its Credit Support Provider (or, in either case, any Custodian acting on its behalf) disaffirms, disclaims or repudiates, in whole or in part, or challenges the validity of, the Credit Support Document; (d) any representation or warranty made or deemed made by any


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Credit Support Provider pursuant to any Credit Support Document shall prove to have been false or misleading in any material respect as at the time it was made or given or deemed made or given and one (1) Business Day has elapsed after the Non-Defaulting Party has given the Defaulting Party written notice thereof; or
(e) any event set out in (ii) to (vi) or (viii) to (x) above occurs in respect of the Credit Support Provider; or

        (xii) with respect to the Customer, (a) the Customer shall fail to maintain at any time Collateral in the Margin Account having an Adjusted Collateral Value in excess of the Maintenance Margin Amount, (b) a loss of or impairment to the first priority status of the security interest granted by the Customer to the Bank hereunder, (c) an attachment is levied against any of the Customer's accounts with the Bank or a notice of levy with respect to any of the Customer's accounts is served on the Bank by any competent taxing authority, or
(d) if an individual, the Customer dies or is judicially declared incompetent.

        "Forward" means an FX Transaction in respect of which delivery is designated as "forward" by the convention in the relevant foreign currency market, which will normally mean that the foreign currencies subject of the FX Transaction will be delivered at a fixed date occurring sometime after the first two (2) Business Days following the date on which the FX Transaction is made.

        "FX Transaction" means any transaction between the Parties for the purchase by one Party of an agreed amount in one Currency against the sale by it to the other of an agreed amount in another Currency, both such amounts being deliverable on the same Value Date and in respect of which transaction the Parties have agreed upon (whether orally, electronically or in writing) the Currencies involved, the amounts of such Currencies to be purchased and sold, which Party will purchase which Currency AND THE Value Date.

        "Initial Percentage" shall mean the percentage specified as such in Part XI of the Schedule.

        "Local Banking Day" means (i) for any Currency, a day on which commercial banks effect deliveries of that Currency in accordance with the market practice of the relevant foreign exchange market and (ii) for any Party, a day in the location of the applicable Designated Office of such Party on which commercial banks in that location are not authorized nor required by law to close.

        "Maintenance Percentage" shall mean the percentage specified as such in
Part XI or the Schedule.

        "Margin Account" has the meaning given to it in Section 4.1.

        "Market Rate" means, at any given time, the rate determined by the Bank (which determination shall be binding in the absence of manifest error) to be the market rate available to the Bank at such time in the New York foreign exchange market (or, at the option of the Bank, in the foreign exchange market of any other financial center which is open for business) for the purchase or, as the case may be, sale of one Currency against another Currency for delivery on a specified date.

        "Market Value" means, with respect to any Collateral at any given time, the market price (net of expenses) determined by the Bank (which determination shall be binding in the absence of manifest error) which could be obtained on a sale of such Collateral at such time on any market on which property of the same type is normally dealt.

        "Master Agreement" means the terms and conditions set forth in this master agreement and the Schedule hereto.

        "Matched Pair Novation Netting Office(s)" means, in respect of a Party, the Designated Offices) specified in Part V of the Schedule, as such Schedule may be modified from time to time by agreement of the Parties.

        "Net Open Position" means, at any given time, the aggregate amount of Currency to be delivered by the Customer to the Bank under all Transactions, provided however, that in calculating such aggregate amount (i) all Currency Obligations under such Transactions shall be netted in the manner provided in
Section 3 of this Agreement, and (ii) any amount payable by the Customer in a Currency other than U.S. Dollars under such Transaction shall be converted into its Dollar Equivalent for delivery on its Value Date.

        "Non-Defaulting Party" has the meaning given to it in the definition of Event of Default.


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        "Novation Netting Office(s)" means in respect of a Party the Designated
Office(s) specified in Part IV of the Schedule, as such Schedule may be modified from time to time by agreement of the Parties.

        "Parties" means the Bank and the Customer and shall include their successors and permitted assigns (but without prejudice to the application of clause (viii) of the definition of Event of Default); and the term "Party" shall mean whichever of the Parties is appropriate in the context in which such expression may be used.

        "Potential Profit" means, at any given time in respect of each FX Transaction for which the Settlement Value may not be determined under this Agreement at such time, any positive amount produced by deducting (i) the Dollar Equivalent at such time of the amount payable by the Customer under such FX Transaction from (ii) the Dollar Equivalent at such time of the amount payable by the Bank under such FX Transaction, and Potential Loss means any negative amount produced by such calculation.

        "Proceedings" means any suit, action or other proceedings relating to the Agreement.

        "Realized Profit" means, in respect of each Transaction for which the Settlement Value may be determined under this Agreement, any positive amount resulting from the calculation thereof which has been credited to the Margin Account, and Realized Loss means any negative amount resulting from such calculation which has been debited to the Margin Account.

        "Settlement Netting Office(s)" means, in respect of a Party, the Designated Office(s) specified in Part III of the Schedule, as such Schedule may be modified from time to time by agreement of the Parties.

        "Settlement Value" of a Transaction means any positive or (as the case may be) negative figure calculated by deducting, at or about 5:00 p.m. (New York City time), two (2) Business Days prior to its Value Date or Settlement Date, as the case may be, (i) the Dollar Equivalent of the amount of Currency required to be delivered by the Customer thereunder on such Value Date or Settlement Date from (ii) the Dollar Equivalent of the amount of Currency required to be delivered by the Bank thereunder on such Value Date or Settlement Date.

        "Specified Indebtedness" means any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, other than in respect of deposits received.

        "Specified Transaction" means any transaction (including an agreement with respect thereto) between one Party to the Agreement (or any Credit Support Provider of such Party) and the other Party to the Agreement (or any Credit Support Provider of such Party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity linked swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, agreement for the purchase, sale or transfer of any commodity or any other commodity trading transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination of any of the foregoing transactions. For this purpose, "commodity" means any tangible or intangible commodity of any type or description (including, without limitation, currencies, metals, interest rates, petroleum and natural gas, and the products or by-products thereof).

        "Split Settlement" has the meaning given to it in the definition of Value Date.

        "Total Net Profits" means, at any given time, any positive amount produced by deducting (i) the aggregate of all Potential Losses, Unrealized Losses and Realized Losses from (ii) the aggregate of all Potential Profits, Unrealized Profits and Realized Profits, and "Total Net Losses" at any time means any negative amount produced by such calculation.

        "Transaction" means any transaction entered into by the Parties governed by this Agreement.

        "Unrealized Profits" on any date means any positive amount produced by deducting (i) the aggregate of all positive Settlement Values which have not been credited to the Margin Account from (ii) the aggregate amount of the


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absolute value of all negative Settlement Values which have not been debited to the Margin Account, and "Unrealized Losses" on any date means any negative amount produced by such calculation.

        "Value Date" means, with respect to any FX Transaction, the Business Day (or where market practice in the relevant foreign exchange market in relation to the two Currencies involved provides for delivery of one Currency on one date which is a Local Banking Day in relation to that Currency BUT NOT TO the other Currency and for delivery of the other Currency on the next Local Banking Day in relation to that other Currency ("Split Settlement") the two Local Banking Days in accordance with that market practice) agreed by the Parties for delivery of the Currencies to be purchased and sold pursuant to such FX Transaction, and, with respect to any Currency Obligation, the Business Day (or, in the case of Split Settlement, Local Banking Day) upon which the obligation to deliver Currency pursuant to such Currency Obligation is to be performed.

SECTION 2. TRANSACTIONS

        2.1 Scope of the Agreement. (a) Unless otherwise agreed in writing by the Parties, any Transaction entered into between two Designated Offices of the Parties on or after the Effective Date shall be governed by the Agreement.
(b) All Transactions between any two Designated Offices of the Parties outstanding on the Effective Date which are identified in Part I of the Schedule shall be Transactions governed by the Agreement.

        2.2 Single Agreement. This Master Agreement, the particular terms agreed between the Parties in relation to each and every Transaction governed by this Master Agreement (and, insofar as such terms are recorded in a Confirmation, each such Confirmation), the Schedule to this Master Agreement and all amendments to any of such items shall together form the agreement between the Parties (the "Agreement") and shall together constitute a single agreement between the Parties. The Parties acknowledge that all Transactions governed by the Agreement are entered into in reliance upon the fact that all items constitute a single agreement between the Parties.

        2.3 Confirmations. Transactions governed by the Agreement shall be promptly confirmed by the Parties by Confirmations exchanged by mail, telex, facsimile or other electronic means. The failure by a Party to issue a Confirmation shall not prejudice or invalidate the terms of any Transaction governed by the Agreement.

SECTION 3. SETTLEMENT AND NETTING OF FX TRANSACTIONS

        3.1 Settlement. Subject to Section 2.2, each Party shall deliver to THE OTHER PARTY THE AMOUNT of the Currency to be delivered by it under each Currency Obligation on the Value Date for such Currency Obligation. Customer acknowledges and agrees that the Bank's obligation to deliver Currency to the Customer under this Section 3.1 on any Value Date is subject to the delivery by the Customer of the total amount of any Currency required to be delivered by the Customer to the Bank on such Value Date.

        3.2 Net Settlement/Payment Netting. If on any Value Date more than one delivery of a particular Currency is to be made between a pair of Settlement Netting Offices, then each Party shall aggregate the amounts of such Currency deliverable by it and only the difference between these aggregate amounts shall be delivered by the Party owing the larger aggregate amount to the other Party, and, if the aggregate amounts are equal, no delivery of the Currency shall be made.

        3.3     Novation Netting.

        (a) By Currency. If the Parties enter into an FX Transaction governed by the Agreement through a pair of Novation Netting Offices giving rise to a Currency Obligation for the same Value Date and in the same Currency as a then existing Currency Obligation between the same pair of Novation Netting Offices, then immediately upon entering into such FX Transaction, each such Currency Obligation shall automatically and without further action be individually canceled and simultaneously replaced by a new Currency Obligation for such Value Date determined as follows: the amounts of such Currency that would otherwise have been deliverable by each Party on such Value Date shall be aggregated and the Party with the larger aggregate amount shall have a new Currency Obligation to deliver to the other Party the amount of such Currency by which its aggregate amount exceeds the other Party's aggregate amount, provided that if the aggregate amounts


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are equal, no new Currency Obligation shall arise. This Clause (a) shall not affect any other Currency Obligation of a Party to deliver any different Currency on the same Value Date.

        (b) By Matched Pair. If the Parties enter into an FX Transaction governed by the Agreement between a pair of Matched Pair Novation Netting Offices, then the provisions of Section 3.3(a) shall apply only in respect of Currency Obligations arising by virtue of FX Transactions governed by the Agreement entered into between such pair of Matched Pair Novation Netting Offices and involving the same pair of Currencies and the same Value Date.

        3.4     General.

        (a) Inapplicability of Sections 3.2 and 3.3. The provisions of Sections 3.2 and 3.3 shall not apply with respect to FX Transactions if a Close-Out Date has occurred or an involuntary case or other proceeding of the kind described in clause (iii) of the definition of Event of Default has occurred without being dismissed in relation to either Party.

        (b) Failure to Record. The provisions of Section 3.3 shall apply notwithstanding that either Party may fail to record the new Currency Obligations in its books.

        (c) Cutoff Date and Time. The provisions of Section 3.3 are subject to any cut-off date and cut-off time agreed between the applicable Novation Netting Offices and Matched Pair Novation Netting Offices of the Parties.

SECTION 4. MARGIN COLLATERAL

        4.1 Margin. As security for the Customer's obligations under any FX Transaction and this Agreement, the Customer shall at all times maintain Collateral with the Bank or the Bank's Custodian as required from time to time by the Bank in its sole and absolute discretion. The Bank will establish, or will ensure that the Bank's Custodian establishes, on its books a separately identified account ("Margin Account") in the Customer's name and all Collateral Delivered by the Customer to the Bank under this Agreement shall be separately identified on the Bank's or the Bank's Custodian's books and records as belonging to the Customer in such Margin Account.

        4.2 Amount of Collateral. Before the Bank will enter into any Transaction with the Customer, the Customer must Deliver Collateral to the Bank having a Collateral Value equal to or greater than the Initial Margin Amount. Thereafter, the Bank and the Customer may enter into a Transaction, regardless of amount, so long as: (i) the Collateral Value of the Collateral Delivered by the Customer to the Bank; plus (ii) Total Net Profits or (as the case may be) minus Total Net Losses at such time ("Adjusted Collateral Value") equals or exceeds the product of the Initial Percentage and the Customer's Net Open Position after giving effect to such Transaction ("Initial Margin Amount").

        4.3 Close-Out if Margin Equals or Drops Below the Maintenance Margin Amount. If at any time the Adjusted Collateral Value is equal to or less than the product of the Maintenance Percentage and the Net Open Position ("Maintenance Margin Amount"), the Bank may (but is not required to), without notice to the Customer, close out any or all Transactions of the Customer, in whole or in part, in accordance with the Close-Out and Liquidation provisions hereof. The Customer agrees and understands that, due to the volatility of the foreign currency market, it is not practicable for the Bank to contact the Customer prior to closing out its Transactions in the event that the Adjusted Collateral Value does not exceed the Maintenance Margin Amount. While the Bank has the right, at its option, to close out the Customer's open position in whole or in part for failure to maintain the Adjusted Collateral Value required by the Bank, the Customer understands and agrees that the Bank has no obligation to the Customer to do so in the absence of specific instructions given to the Bank in accordance with the provisions of Section 4.4.

        4.4 Close-Out at Customer's Request. The Customer may request the Bank to close out any or all Transactions at any time by telephone or telex, telecopy or facsimile transmission, at the then prevailing market price for Transactions having terms similar to the Transactions of the Customer to be closed out. The Customer acknowledges that due to the volatility of the foreign exchange market the Bank cannot guarantee execution of "stop limit" or "stop loss" orders.


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        4.5     Margin Monitoring; Bank has No Duty to Notify Customer. The Bank
will determine on a daily basis whether the Adjusted Collateral Value is equal to the Initial Margin Amount. In the event the Adjusted Collateral Value is less than the Initial Margin Amount, the Bank will use reasonable efforts to so notify the Customer, but shall have no liability for failure to do so. In the event the Adjusted Collateral Value exceeds the Initial Margin Amount, then, upon the request of the Customer, the Bank shall Deliver to the Customer, within 2 Business Days of receipt of such request and in accordance with the Customer's instructions, the amount of any excess Collateral.

        4.6 Change in Initial and Maintenance Margin Percentages. The Bank may at any time in its absolute discretion change the Initial Margin Percentage and the Maintenance Margin Percentage upon written notice to the Customer or upon telephonic notice to the Customer subsequently confirmed by the Bank in writing. Any such change shall apply to any outstanding or subsequent Transaction entered into by the Parties.

        4.7 Pledge of Collateral. To secure the due and punctual payment of its obligations hereunder, the Customer hereby pledges, transfers, assigns and grants to the Bank a security interest in, and a right of set-off against, (A) the Collateral and all additions thereto and substitutions therefor, whether heretofore, now or hereafter received by or provided or delivered to the Bank,
(B) any investments thereof and dividends, distributions, interest and other payments and rights with respect thereto and (C) any and all process of any and all of the foregoing, and in each case not released by the Bank to the Customer (the "Pledged Collateral"). The Customer confirms that it shall take the steps available to it that would be necessary to provide the Bank with a valid, first priority, perfected security interest in the Pledged Collateral, and agrees that the Bank may take any action necessary to ensure that it has at all times a valid, first priority, perfected security interest in the Pledged Collateral.

After giving effect to the Close-Out and Liquidation provisions hereof, the Bank may sell or cause to be sold (in whole or in part) any Pledged Collateral which is in its possession or control (or that of its agents) in one or more sales or parcels at such prices as the Bank may deem commercially reasonable, and for cash or on credit or for other property, or for immediate or future delivery, without assumption of any credit risk at any broker's board or at public or private sale, in any reasonable manner permissible under the Uniform Commercial Code (except that, to the extent permissible thereunder, the Customer hereby waives the requirements of said Code), and the Bank or anyone else may be the purchaser of any or all of the Pledged Collateral so sold and thereafter hold the same free from any claim or right of whatsoever kind, including, without limitation, any equity of redemption of the Customer, any such right of redemption being hereby expressly waived and released. The Bank shall then apply the proceeds thereof to all amounts owed by the Customer to the Bank under this Agreement in such order as the Bank may deem appropriate in its sole discretion.

        4.8 Care of Collateral. The Bank will exercise reasonable care to assure the safe custody of all Collateral to the extent required by applicable law, and in any event the Bank will be deemed to have exercised reasonable care if it exercises at least the same degree of care at it would exercise with respect to its own property. Except as specified in the preceding sentence, the Bank will have no duty with respect to Collateral, including, without limitation, any duty to collect any distributions, or enforce or preserve any rights pertaining thereto.

        4.9 Interest on Collateral. Unless and until an Event of Default has occurred and is continuing with respect to the Customer, the Bank shall pay the Customer interest on all cash Collateral delivered to the Bank at such rate as shall be agreed upon between the Parties at the time such cash Collateral is deposited.

SECTION 5. REPRESENTATIONS, WARRANTIES AND COVENANTS

        5.1 General Representations and Warranties. Each Party represents and warrants to the other Party as of the date of the Agreement and as of the date of each Transaction governed by the Agreement that: (i) it has the authority to enter into the Agreement and such Transaction; (ii) the persons executing the Agreement and entering into such Transaction have been duly authorized to do so; (iii) the Agreement and the Currency Obligations created under the Agreement are binding upon it and enforceable against it in accordance with their terms (subject to applicable principles of equity and bankruptcy and insolvency laws) and do not and will not violate the terms of any agreements to which such Party is bound; (iv) no Event of Default has occurred and is continuing with respect to it; (v) it acts as principal in entering into each and every Transaction governed by the Agreement; and (vi) it is an "eligible swap participant" as defined in Section 35.1 of the Regulations of the Commodity Futures Trading Commission.


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        5.2     Representations of the Customer. The Customer represents and warrants to the Bank as of the date of the Agreement and as of the date of each Transaction governed by the Agreement that: (i) the Customer is a sophisticated investor able to evaluate the risks of foreign exchange transactions; (ii) the Customer understands and is able to assume the risk of loss associated with foreign exchange transactions; (iii) the Customer is the sole, absolute owner of the Collateral; (iv) the Collateral is not and will not at any time be subject to any adverse claim or any lien except for the security interest granted to the Bank hereby (unless otherwise expressly agreed in writing by the Bank and the Customer); (v) all authorizations, consents, approvals and licenses of, and filings and registrations with, any governmental authority required under applicable law or regulations for the Customer to pledge the Collateral as provided herein and to make and perform this Agreement have been obtained and are in full force and effect; (vi) the obligation of the Customer to pledge Collateral hereunder constitutes the legal, valid and binding obligation of the Customer, and is enforceable against the Customer in accordance with the terms of this Agreement; (vii) Customer has made and will make (or has authorized Advisor to make) its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction pursuant to this Agreement) based upon its own judgment and upon any advice from such advisors as it has deemed necessary, and not upon advice of or actions in foreign exchange markets by the Bank or its affiliates; (viii) Customer has notified the Bank of any material adverse change in its financial condition since the date of the most recent financial statement or report that it has provided to the Bank; (ix) Customer has sufficient assets (and in the applicable Currencies) as necessary to effect settlement of all Transactions governed by this Agreement; (x) it is in compliance with, and its assets are being invested in accordance with, all investment policies and restrictions applicable to it in its most recent prospectus and statement of additional information; and (xi) it is not, nor is it "controlled" by an "investment company", each within the meaning of the Investment Company Act of 1940; (xii) the assets of the Customer are not comprised of plan assets subject to the Employee Retirement Income Security Act of 1974, as amended; (xiii) the Advisor has the full power and authority to commit the Customer to Transactions and conclude Transactions (including the delivery of collateral) on behalf of the Customer on such terms and conditions as the Advisor may determine in its sole discretion; and (xiv) no representation or warranty contained in this Agreement or any other document or instrument furnished to the Bank in connection herewith contains any untrue statement of any material fact as of the date when made or omits to state any material fact necessary to make the statements herein or therein not misleading as of the date when made.

        Partnership Representations. Customer also represents and warrants that
        (i) it is a duly organized and validly existing limited partnership and is in good standing under the laws of the jurisdiction in which it was formed and in each other jurisdiction in which such qualification is required (except where the failure to so qualify would not have a material adverse effect on its ability to perform its obligations hereunder); (ii) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and is not prohibited from doing so by any provision of its certificate of incorporation, charter, by-laws, or by any contract, agreement, or otherwise; (iii) this Agreement and all FX Transactions are legal, valid and binding obligations on its part, enforceable against it in accordance with their respective terms; (iv) its execution, delivery and performance of this Agreement do not and will not violate or conflict with any statute, rule, regulation or order by which it or its property or assets is bound or affected; (v) the statements contained on Customer's Data Sheet submitted herewith, and all financial information furnished or to be furnished by Customer in connection herewith, are (or will be when furnished) true and correct; and (vi) no person or entity has any interest in or control of the account to which this Agreement pertains except as disclosed in the Customer's Data Sheet.

        5.3     Covenants.

(a) Each Party covenants to the other Party that: (i) it will at all times obtain and comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to enable it to lawfully perform its obligations under the Agreement; and (ii) it will promptly notify the other Party of the occurrence of any Event of Default with respect to itself or any Credit Support Provider in relation to it.

(b) The Customer additionally covenants to the Bank that unless previously notified in writing by the Customer, the Bank may rely on all representations and warranties of and actions by the Advisor in relation to this Agreement and any Transactions. For these purposes, the Customer agrees to fully and unconditionally indemnify and hold the Bank harmless for any and all losses, damages, costs, and expenses directly sustained by the Bank (including those incurred in unwinding any Transaction and any relevant hedging transaction) by reason of (i) its bona fide reliance on the appointment by the Customer of the Advisor as the Customer's agent to enter into Transactions hereunder, irrespective of the invalidity, unenforeceability, termination or revocation of such appointment (unless previously notified in writing by the Customer) or breach by the Advisor of the terms and obligations set forth in any applicable agreement entered into between the Customer and the Advisor or (ii) as a direct result of the Bank's bona fide reliance upon the instructions, actions or ostensible authority of the Advisor. Notwithstanding anything to the contrary herein, these indemnification provisions shall survive any termination of this Agreement.

(c) Customer further covenants to the Bank that, for so long as this Agreement shall be effect, Customer shall provide to the Bank, from time to time as the Bank may request, such financial statements as Customer prepares in the ordinary course of business, including but not limited to audited annual and unaudited interim financial statements.

SECTION 6. CLOSE-OUT AND LIQUIDATION

        6.1 Close-Out and Liquidation of FX Transactions. If an Event of Default has occurred and is continuing, then the Non-Defaulting Party shall have the right to close out and liquidate in the manner described below any or all outstanding Currency Obligations (except to the extent that in the good faith opinion of the Non-Defaulting Party certain of such Currency Obligations may not be closed out and liquidated under applicable law), without notice to the Defaulting Party. Where such close-out and liquidation is to be effected, it shall be effected by:

        (i) closing out each outstanding Currency Obligation under an FX Transaction being liquidated (including any Currency Obligation which has not been performed and in respect of which the Value Date is on or precedes the relevant Close-Out Date) so that each such Currency Obligation is canceled and the Non-Defaulting Party shall calculate in good faith with respect to each such canceled Currency Obligation, the Closing Gain or, as appropriate, the Closing Loss, as follows:

                (x) for each Currency Obligation in a Currency other than the Non-Defaulting Party's Base Currency, calculate a "Close-Out Amount" by converting:

                        (A) in the case of a Currency Obligation whose Value Date is the same as or is later than the relevant Close-Out Date, the amount of such Currency Obligation; or

                        (B) in the case of a Currency Obligation whose Value Date precedes the relevant Close-Out Date, the amount of such Currency Obligation increased, to the extent permitted by applicable law, by adding interest thereto from the Value Date to the relevant Close-Out Date at the rate representing the cost (expressed as a percentage rate per annum) at which the Non-Defaulting Party would have been able, on such Value Date, to fund the amount of such Currency Obligation for the period from the Value Date to the relevant Close-Out Date;

                into such Base Currency at the rate of exchange at which the Non-Defaulting Party can buy or sell, as appropriate, such Base Currency with or against the Currency of such Currency Obligation for delivery on the Value Date of that Currency Obligation, or if such Value Date precedes the Close-Out Date, for spot delivery after that Close-Out Date; and

                (y) determine in relation to each Value Date: (A) the sum of all Close-Out Amounts relating to Currency Obligations under which, and of all Currency Obligations in the Non Defaulting Party's Base Currency under which, the Non-Defaulting Party would otherwise have been obliged to deliver the relevant amount to the Defaulting Party on that Value Date, adding (to the extent permitted by applicable law), in the case of a Currency Obligation in the Non-Defaulting Party's Base Currency whose Value Date precedes the relevant Close-Out Date, interest for the period from the Value Date to the relevant Close Out Date at the Non-Defaulting Party's Base Currency Rate as at such Value Date for such period; and (B) the sum of all Close-Out Amounts relating to Currency Obligations under which, and of all Currency Obligations in the Non-Defaulting Party's Base Currency under which, the Non-Defaulting Party would otherwise have been entitled to receive the relevant amount on that Value Date, adding (to the extent permitted by applicable law), in the case of a Currency Obligation in the Non-Defaulting Party's Base Currency whose Value Date precedes the relevant Close-Out Date, interest for the period from the Value Date to the relevant Close-Out Date at the Non-Defaulting Party's Base Currency Rate as at such Value Date for such period;

                (z) if the sum determined under (y)(A) is greater than the sum determined under (y)(B), the difference shall be the Closing Loss for such Value Date; if the sum determined under (y)(A) is less than the sum determined under (y)(B), the difference shall be the Closing Gain for such Value Date;

        (ii) to the extent permitted by applicable law, adjusting the Closing Gain or Closing Loss for each Value Date falling after the final Close-Out Date to present value by discounting the Closing Gain or Closing Loss from the Value Date to the final Close-Out Date, at the Non-Defaulting Party's Base Currency Rate, or at such other rate as may be prescribed by applicable law;

        (iii) aggregating the following amounts so that all such amounts are netted into a single liquidated amount payable by or to the Non-Defaulting Party: (x) the sum of the Closing Gains for all Value Dates (discounted to present value, where appropriate, in accordance with the provisions of Clause (ii) of this Section 6.1) (which for the purposes of this aggregation shall be a positive figure) and (y) the sum of the Closing Losses for all Value Dates (discounted to present value, where appropriate, in accordance with the provisions of Clause (ii) of this Section 6.1) (which for the purposes of the aggregation shall be a negative figure); and

        (iv) if the resulting net amount is positive, it shall be payable by the Defaulting Party to the Non-Defaulting Party, and if it is negative, then the absolute value of such amount shall be payable by the Non-Defaulting Party to the Defaulting Party.

        6.2 Calculation of Interest. Any addition of interest or discounting required under Section 6.1 shall be calculated on the basis of the actual number of days elapsed and of a year of such number of days as is customary for transactions involving the relevant Currency in the relevant foreign exchange market.

        6.3 Other Transactions. Where close-out and liquidation occurs in accordance with Section 6.1 the Non-Defaulting Party shall also be entitled to close out and liquidate, to the extent permitted by applicable law, any other Transactions entered into between the Parties which are then outstanding in accordance with the provisions of Section 6.1.

        6.4 Payment and Late Interest. The amount payable by one Party to the other Party pursuant to the provisions of Sections 6.1 and 6.3 shall be paid by the close of business on the Business Day following such close-out and liquidation (converted as required by applicable law into any other Currency, any costs of such conversion to be borne by, and deducted from any payment to, the Defaulting Party). To the extent permitted by applicable law, any amounts required to be paid under Sections 6.1 or 6.3 and not paid on the due date therefor shall bear interest at the Non-Defaulting Party's Base Currency Rate plus 1% per annum (or, if conversion is required by applicable law into some other Currency, either (x) the average rate at which overnight deposits in such other Currency are offered by major banks in the London interbank market as of 11:00 a.m. (London time) plus 1% per annum, or (y) such other rate as may be prescribed by such applicable law) for each day for which such amount remains unpaid.

        6.5 Suspension of Obligations. Without prejudice to the foregoing, so long as a Party shall be in default in payment or performance to the Non-Defaulting Party under the Agreement and so long as the Non-Defaulting Party has not exercised its rights under Section 6.1 the Non-Defaulting Party may, at its election and without penalty, suspend its obligation to perform under the Agreement.

        6.6 Expenses. The Defaulting Party shall reimburse the Non-Defaulting Party in respect of all out-of-pocket expenses incurred by the Non-Defaulting Party (including fees and disbursements of counsel, including attorneys who may be employees of the Non-Defaulting Party) in connection with any Event of Default and reasonable collection or other enforcement proceedings related to the payments required under this Section 6.

        6.7 Reasonable Pre-Estimate. The Parties agree that the amounts recoverable under this Section 6 are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable for the loss of bargain and the loss of protection against future risks and, except as otherwise provided in the Agreement, neither Party will be entitled to recover any additional damages as a consequence of such losses.

        6.8 No Limitation of Other Rights; Set-Off. The Non-Defaulting Party's rights under this Section 6 shall be in addition to, and not in limitation or exclusion of, any other rights which the NonDefaulting Party may have (whether by agreement, operation of law or otherwise). To the extent not prohibited by applicable law, the Non-Defaulting Party shall have a general right of set-off from time to time with respect to all amounts owed by each Party to the other Party, whether due and payable or not due and payable (provided that any amount not due and payable at the time of such set-off shall, if appropriate, be discounted to present value in a commercially reasonable manner by the Non-Defaulting Party). The Non-Defaulting Party's rights under this Section 6.8 are subject to Section 6.7.

SECTION 7. ILLEGALITY, IMPOSSIBILITY AND FORCE MAJEURE

        If either Party is prevented from or hindered or delayed by reason of force majeure or act of State in the delivery or receipt of any Currency in respect of a Transaction, or if it becomes or, in the good faith judgment of one of the Parties, may become unlawful or impossible for either Party to make any delivery or receive any Currency which is the subject of a Transaction, then either Party may, by notice to the other Party, require the close-out and liquidation of each affected Transaction in accordance with the provisions of Sections 6.1, 6.2 and 6.4 and, for the purposes of enabling the calculations prescribed by Sections 6.1, 6.2 and 6.4 to be effected, both Parties shall effect the relevant calculations, and the arithmetic average of the amounts so determined shall be due to the appropriate Party. Each Party shall make such calculations based on (a) for exchange rates, the average of the rates quoted by at least three and no more than five leading dealers for a transaction between the Party obtaining the quote and the quoting dealer in the appropriate Currency and (b) for interest rates, the rate at which deposits in the appropriate Currency for the relevant period (interpolated between dates, if necessary) are offered by major banks in the London interbank market as of 11:00 a.m. (London time) on the relevant date, as quoted on Telerate or, if not so quoted, as determined by such Party in any commercially reasonable manner. A "dealer" is a person who regularly quotes as part of its business a two-way market to commercial parties in the relevant Currencies, selected in a commercially reasonable manner. Nothing in this Section 7 shall be taken as indicating that a Party has committed any breach or default.

SECTION 8. PARTIES TO RELY ON THEIR OWN EXPERTISE

        Each Party shall enter into each Transaction governed by the Agreement in reliance only upon its own judgment. Neither Party holds itself out as advising, or any of its employees or agents as having the authority to advise, the other Party as to whether or not it should enter into any such Transaction or as to any subsequent actions relating thereto or on any other commercial matters concerned with any Transaction governed by the Agreement, and neither Party shall have any responsibility or liability whatsoever in respect of any advise of this nature given, or views expressed, by it or any of such persons to the other Party, whether or not such advice is given or such views are expressed at the request of the other Party.

SECTION 9. MISCELLANEOUS

        9.1 Currency Indemnity. The receipt or recovery by either Party (the "first Party") of any amount in respect of an obligation of the other Party (the "second Party") in a Currency other than that in which such amount was due, whether pursuant to a judgment of any court or pursuant to Section 6 or 7, shall discharge such obligation only to the extent that on the first day on which the first Party is open for business immediately following such receipt, the first Party shall be able, in accordance with normal banking practice, to purchase the Currency in which such amount was due with the Currency received. If the amount so purchasable shall be less than the original amount of the Currency in which such amount was due, the second Party shall, as a separate obligation and notwithstanding any judgment of any court, indemnify the first Party against any loss sustained by it. The second Party shall in any event indemnify the first Party against any costs incurred by it in making any such purchase of Currency.

        9.2 Assignments. Neither Party may assign, transfer or charge, or purport to assign, transfer or charge, its rights or its obligations under the Agreement or any interest therein without the prior written consent of the other Party, and any purported assignment, transfer or charge in violation of this
Section 9.2 shall be void.

        9.3 Telephonic Recording. The Parties agree that each may electronically record all telephonic conversations between them and that any such tape recordings may be submitted in evidence in any Proceedings relating to the Agreement. In the event of any dispute between the Parties as to the terms of aTransaction governed by the Agreement, the Parties may use electronic recordings between the persons who entered into such Transaction as the preferred evidence of the terms of such Transaction, notwithstanding the existence of any writing to the contrary.

        9.4 No Obligation. Neither Party to this Agreement shall be required to enter into any Transaction with the other.

        9.5 Notices. Unless otherwise agreed, all notices, instructions and other communications to be given to a Party under the Agreement shall be given to the address, telex (if confirmed by the appropriate answerback), facsimile (confirmed if requested) or telephone number and to the individual or department specified by such Party in Part VI of the Schedule attached hereto. Unless otherwise specified, any notice, instruction or other communication given in accordance with this Section 9.5 shall be effective upon receipt.

        9.6 Termination. Each of the Parties hereto may terminate this Agreement at any time by seven days prior written notice to the other Party delivered as prescribed above, and termination shall be effective at the end of such seventh day; provided, however, that any such termination shall not affect any outstanding Transactions, and the provisions of the Agreement shall continue to apply until all the obligations of each Party to the other under the Agreement have been fully performed.

        9.7 Severability. In the event any one or more of the provisions contained in the Agreement should be held invalid, illegal or unenforceable in any respect under the law of any jurisdiction, the validity, legality and enforceability of the remaining provisions under the law of such JURISDICTION, AND THE VALIDITY, legality and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

        9.8 Waiver. No indulgence or concession granted by a Party and no omission or delay on the part of a Party in exercising any right, power or privilege under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        9.9 Master Agreement. Where one of the Parties to the Agreement is domiciled in the United States, the Parties intend that the Agreement shall be a master agreement, as defined in 11 U.S.C. Section 101 (55)(C) and 12 U.S.C.
Section 1821(e)(8)(D)(vii), and that FX Transactions governed by this Agreement shall be "swap agreements" as defined in 11 U.S.C. Section 101(55).

        9.10    Time of Essence. Time shall be of the essence in the Agreement.

        9.11 Headings. Headings in the Agreement are for ease of reference only.

        9.12 Wire Transfers. Every payment or delivery of Currency to be made by a Party under the Agreement shall be made by wire transfer, or its equivalent, of same day (or immediately available) and freely transferable funds to the bank account designated by the other Party for such purpose.

        9.13 Adequate Assurances. If the Parties have so agreed in Part VIII of the Schedule, the failure by a Party ("first Party") to give adequate assurances of its ability to perform any of its obligations under the Agreement within two (2) Business Days of a written request to do so when the other Party ("second Party") had reasonable grounds for insecurity shall be an Event of Default under the Agreement, in which case during the pendency of a reasonable request by the second Party to the first Party for adequate assurances of the first Party's ability to perform its obligations under the Agreement, the second Party may, at its election and without penalty, suspend its obligations under the Agreement.

        9.14 FDICIA Representation. If the Parties have so agreed in Part IX of the Schedule, each Party represents and warrants to the other Party that it is a financial institution under the provisions of Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), and the Parties agree that the Agreement shall be a netting contract, as defined in FDICIA, and each receipt or payment or delivery obligation under the Agreement shall be a covered contractual payment entitlement or covered contractual payment obligation, respectively, as defined in and subject to FDICIA.

        9.15 Confirmation Procedures. In relation to Confirmations, unless either Party objects to the terms contained in any Confirmation within three (3) Business Days of receipt thereof, or such shorter time as may be appropriate given the Value Date of the FX Transaction, the terms of such Confirmation shall be deemed correct and accepted absent manifest error, unless a corrected Confirmation is sent by a Party within such three Business Days, or shorter period, as appropriate, in which case the Party receiving such corrected Confirmation shall have three (3) Business Days, or shorter period, as appropriate, after receipt thereof to object to the terms contained in such corrected Confirmation. In the event of any conflict between the terms of a Confirmation and this Master Agreement, the terms of this Master Agreement shall prevail, and the Confirmation shall not modify the terms of this Master Agreement unless the Confirmation expressly states that it intends to amend this Master Agreement with respect to such specific Confirmation and both Parties agree.

        9.16 Amendments. No amendment, modification or waiver of the Agreement will be effective unless in writing executed by each of the Parties.

        9.17    Customer's Acknowledgement of Risks.

(a) The Customer understands that the risk of loss in trading foreign exchange can be substantial. The Customer acknowledges that engaging in FX Transactions is speculative, involves a high degree of risk and is suitable only for those who are sophisticated and can assume the risk of loss in excess of their margin deposits.

(b) The Customer understands and agrees that if the amount of margin required by it to be deposited with the Bank ever drops below the Maintenance Margin Amount established by the Bank and advised to the Customer from time to time, the Bank immediately may (but is not required to) close out any or all Transactions, without notice to the Customer, and any loss resulting from this will be for the account of the Customer.

(c) Due to the volatility of the foreign exchange markets, the Customer understands that the Bank cannot guarantee execution of "stop limit" or "stop loss" orders instructing the Bank to close out any or all of the Customer's Transactions in the event that the current market exchange rate for one or more currencies into U.S.
Dollars or another currency reaches an exchange rate specified by the Customer to the Bank.

(d) The Customer acknowledges and agrees that Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, the Customer is not entitled to prior notice of any sale of Collateral, except notice required by lava which cannot be waived.

(e) The Customer understands that the Bank and its affiliates are active, both for their own account and for the account of other customers, in the foreign exchange markets, AND THAT THE Bank and its affiliates may frequently be trading and holding Currency positions in the same Currencies as the Customer. Customer will make its own independent decisions on Transactions and will in no way rely on advice of or the actions in the foreign exchange markets by the BUNK or its affiliates.

(f) The Customer acknowledges and agrees that the Bank is not a trustee and does not assume any fiduciary obligations hereunder.

SECTION 10. TAXES

        10.1 Withholding Taxes. All payments under the Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law then in effect. If a Party is so required to deduct or withhold, then that Party ("X") will (1) promptly notify the other Party ("Y") of such requirement; (2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X or Y under this SECTION 10), PROMPTLY UPON the earliest of determining that such withholding or deduction is required or receiving notice that such amount has been assessed against Y; (3) promptly forward to Y an official receipt (or certified copy) or other documentation reasonably acceptable to Y evidencing such payment to such authorities; and (4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under the Agreement, such additional amount as is necessary in order that the net amount actually received by Y after the required deduction or withholding (including any required deduction and withholding on such additional amount whether assessed against X or Y), shall equal the full amount Y would have received has not such deduction or withholding been required; provided, however that X will not be required to pay any additional amount to Y to the extent that it would not be required to pay such amount but for the failure by Y to comply with or perform any agreement contained in
Section 10.3 hereof.

        10.2 Tax Indemnity. If (i) X is required by any applicable law to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 10.1(4) above, (ii) X does not so deduct or withhold and (iii) a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will upon demand pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only is such liability for penalties results from Y's failure to comply with or perform any agreement contained in Section
10.3 hereof).

        10.3 Furnish Specified Information. Each Party agrees with the other that so long as either Party has or may have any obligation under the Agreement, it will deliver to the other Party or, in certain cases, to such government or taxing authority as the other Party reasonably directs, any form, certificate or document that may be required or reasonably requested in writing in order to allow such other Party to make a payment under the Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the Party in receipt of such demand), with any such form, certificate or document to be accurate and completed in a manner reasonably satisfactory to such other Party and to be executed and to be delivered with any reasonably required certification. A Party shall deliver any such form, certificate or documentation described in this
Section 10.3 promptly upon the earlier to occur of (i) reasonable demand by such other Party or (ii) learning that such form, certificate or document is required.

        10.4 Certain Definitions. The following terms used in this Section 10 shall have the meanings set forth below:

        "Tax" shall mean any present or future tax, levy, duty, fee or charge of any nature whatsoever (including interest, penalties, and addition thereto) that is imposed by any government or other taxing authority in respect of any payment under the Agreement other than a stamp, registration, documentation or similar tax.

        "Change in Tax Law" shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the official interpretation or application of any law) that occurs on or after the date on which the relevant Transaction is entered into.

        "Indemnifiable Tax" shall mean any Tax other than a Tax that would not be imposed in respect of a payment under the Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or person related to such recipient, including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction or being or having been organized, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed placed of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, the Agreement or a Credit Support Document.

        10.5 Tax Event Close-Out. In the event that either Party (the "Affected Party") (i) is required to pay the other Party an additional amount in respect of an Indemnifiable Tax under Section 10.1(4) or (ii) will receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax and no additional amount is required to be paid in respect of such Tax under Section 10.1(4) as a result of (a) a Change in Tax Law or (b) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a Party to this Agreement) then such Affected Party may, upon written notice to the other Party, close out each affected Currency Obligation and Transaction in accordance with the provisions of Section 6 hereof. For purposes of Section 6, the Affected Party shall be deemed the Defaulting Party and the other Party shall be deemed the Non-Defaulting Party.

SECTION 11. LAW AND JURISDICTION

        11.1 Governing Law. The Agreement shall be governed by, and construed in accordance with the laws of the State of New York without giving effect to conflict of laws provisions.

        11.2 Consent to Jurisdiction. With respect to any Proceedings, each Party irrevocably (i) submits to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such Party. Nothing in the Agreement precludes either Party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

        11.3 Waiver of Immunities. Each Party irrevocably waives to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use) all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any courts, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction, and irrevocably agrees to the extent permitted by applicable law that it will not claim any such immunity in any Proceedings. Each Party consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings, including, without limitation, the making, enforcement or execution against any property whatsoever of any order or judgment which may be made or given in such Proceedings.

        11.4 Waiver of Jury Trial. Each Party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

        11.5 Counterparts. This Master Agreement and the Schedule attached hereto may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute but one instrument.

        IN WITNESS WHEREOF, the Parties have caused the Agreement to be duly executed by their respective authorized officers as of the date first written above.

ABN AMRO BANK N.V., CHICAGO BRANCH       CAMPBELL ASSET ALLOCATION TRUST


BY:                                      BY:
   -------------------------------          ---------------------------------
NAME:                                    NAME:
TITLE:                                   TITLE:

BY:
   -------------------------------
NAME:
TITLE:


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


                                    Schedule



Part I:                 Scope of Agreement

                        The Agreement shall apply to all Transactions outstanding between any two Designated Offices of ABN AMRO Bank N.V. and Campbell Asset Allocation Trust on the Effective Date.

Part II:                Designated Offices

                        Each of the following shall be a Designated Office:

                        With respect to ABN AMRO Bank N.V.: Chicago Branch

                        With respect to Campbell Asset Allocation Trust: Towson, MD

Part III:               Settlement Netting Offices

                        Net settlement provisions of Section 3.2 shall apply to the following Settlement Netting Offices:

                        Same as Part II above.

Part IV:                Novation Netting Offices

                        Netting by novation provisions of Section 3.3(a) shall apply to the following Novation Netting Offices and shall apply to all FX Transactions:

                        Same as Part II above.

Part V:                 Matched Pair Novation Netting Offices

                        Matched pair netting by novation provisions of Section 3.3(b) shall not apply.

Part VI:                Notices

                        Addresses for Notices:

                        With respect to ABN AMRO Bank N.V.:

                        With respect to FX transactions through its Chicago
                        Branch:

                        Address:
                             ABN AMRO Bank N. V., Chicago Branch
                             181 West Madison Avenue
                             Chicago, Illinois 60602
                             Attention:Treasury Operations
                             Telex No.: 62734                 Answerback: ABN UW
                             Facsimile No.: (312)-904-5778
                             Telephone No.:(312)-904-5905
                             Electronic Messaging System Details:ABN AUS 33a XXX



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

                        With respect to Campbell Asset Allocation Trust:

                        Address:
                             c/o Campbell & Company, Inc.
                             210 West Pennsylvania Avenue
                             Towson, MD 21204
                             Attn: Theresa D. Livesey, CPA
                             Chief Financial Officer
                             Tele: (410)-296-3301
                             Fax: (410)-296-3311

Part VII:               Base Currency

                        U.S. Dollars

Part VIII:              Adequate Assurances

                        The provisions of Section 9.13 shall not apply to the Agreement.

Part IX:                FDICIA Representations

                        The provisions of Section 9.14 shall not apply to the Agreement.

Part X:                 Credit Support
                        Credit Support Document with respect to
                        ABN AMRO Bank N.V.:   Inapplicable
                        Credit Support Document with respect to
                        Campbell Asset Allocation Trust:  Inapplicable


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


Part XI:                Margin Percentage

                        Initial Percentage: TBD
                        Maintenance Percentage: TBD

Part XII:               Collateral/Collateral Value
                        Collateral                       Collateral Value

                        Cash (U.S. dollars)              100% of Market Value

                        U.S. Treasury Bills              % of Principal Amount
                        maturity under 90 days           98% of Principal Amount
                        maturity 91-181 days             95% of Principal Amount
                        maturity 182-365 days            90% of Principal Amount

                        U.S. Treasury obligations
                        maturity beyond 365 days         TBD% of Market Value

                        Letters of Credit issued
                        by depository institutions
                        acceptable to the Bank           TBD% of Face Value


Part XIII:              Tax ID Numbers

                        With respect to ABN AMRO Bank N.V.: 13-5268975

                        With respect to Campbell Asset Allocation Trust:
                        52-2238521

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